Exhibit 10.3

EXECUTIVE TERMINATION AGREEMENT, dated as of September 10, 2007 (the “Effective Date”), between MILLIPORE CORPORATION, a Massachusetts corporation with offices at 290 Concord Road, Billerica, Massachusetts 01821 (the “Company”), and Jeffrey Rudin (the “Executive”).

WHEREAS the Executive is an officer and key member of the Company’s management;

WHEREAS the Company believes that it is in its best interests, as well as those of its stockholders, to assure the continuity of management in general and the Executive in particular, for a fixed period of time in the event of an actual or threatened change of control of the Company and whether or not such change of control is determined by the Board of Directors of the Company (the “Board”) to be in the best interest of its stockholders;

WHEREAS this Agreement is not intended to alter materially the compensation, benefits or terms of employment that the Executive could reasonably expect in the absence of a change in control of the Company, but is intended to encourage and reward the Executive’s compliance with the wishes of the Board whatever they may be in the event that a change of control occurs or is threatened; and

WHEREAS this Agreement supersedes and replaces the previous the Executive Termination Agreement between the Executive and the Company dated November 18, 2003.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

Term of this Agreement; Defined Terms.

SECTION 1.01. The term of this Agreement (such term as it may be extended is herein referred to as the “Term”) shall be for a period commencing on the date first written above and ending on March 1, 2011, provided that the Term may be extended by action of the Committee effective as of each March 1st beginning in 2009 as part of its annual compensation review so that the then remaining Term is three years. Notwithstanding any such notice, the Term shall not expire before the second anniversary of a Change of Control that occurs prior to expiration of the Term. Definitions of capitalized terms used in this Agreement are provided in Exhibit A to this Agreement.

ARTICLE II

The Company’s Covenants Summarized

SECTION 2.01. In order to induce the Executive to remain in the employ of the Company and in consideration of the Executive’s covenants set forth in Article III, the Company agrees, under the conditions described herein, to provide the Executive with the payments and benefits described in this Agreement in the event the Executive’s employment with the Company is terminated following a Change of Control. No amount or benefit shall be payable under this Agreement unless there shall have been (or, under the terms hereof, there shall be deemed to have been) a termination of the Executive’s employment with the Company following a Change of Control.

ARTICLE III

The Executive’s Employment Obligations

SECTION 3.01. If an Impending Change of Control should occur while the Executive is employed by the Company, the Executive agrees to remain in the employ of the Company for at least the Period of Employment in the position and with the duties and responsibilities in effect immediately prior to the Impending Change of Control, with such changes therein as may from time to time be made by the Board and upon the other terms and conditions hereinafter stated, provided that the foregoing shall not prevent the Executive from terminating the Executive’s employment for Good Reason.

SECTION 3.02. The Executive agrees that during the Period of Employment and prior to any Change of Control, subject to the Executive’s fiduciary duties to the Company and its stockholders, the Executive will exercise the Executive’s best efforts to bring about whatever result the Board determines to be in the best interests of the Company and its stockholders relative to any Impending Change of Control, (i.e., to help resist any such Change of Control if the Board determines that to be in the best interests of the Company and its stockholders, and to bring about such Change of Control if the Board determines that to be the preferable alternative). The Executive agrees to use the Executive’s best efforts at and after the occurrence of a Change of Control to effect an orderly and beneficial transfer of control to the party or parties comprising the new control group.

SECTION 3.03. Nothing in this Agreement shall be deemed to prevent the Executive from remaining in the employ of the Company or any successor beyond the Period of Employment either on the terms and conditions set forth herein or on others that may be mutually agreed upon.

ARTICLE IV

Compensation Other Than Severance Payments

SECTION 4.01. Following a Change of Control, during any period that the Executive fails to perform the Executive’s full-time duties with the Company as a result of Disability, the Executive shall be compensated as provided pursuant to the terms of the Company’s short- and long-term disability plans as in effect as of immediately prior to a Change of Control or, if more favorable, as of any time thereafter, together with all other compensation and benefits payable to the Executive pursuant to the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period.

SECTION 4.02. If the Executive’s employment shall be terminated for any reason following a Change of Control, the Company shall pay the Executive’s full salary to the

Executive through the Date of Termination at the rate in effect at the time the Notice of Termination is given, together with all other compensation and benefits payable to the Executive through the Date of Termination (including, without limitation, all incentive compensation amounts owed the Executive for a completed calendar year to the extent not yet then paid but excluding any annual bonus for the year in which the Date of Termination occurs unless specifically provided for in Section 5.03 of this Agreement) under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period.

SECTION 4.03. If the Executive’s employment shall be terminated for any reason following a Change of Control, the Company shall pay the Executive, subject to Section 5.01, such normal post-termination compensation and benefits as may be provided by the Company’s retirement, insurance and other compensation or benefit plans, programs and arrangements, as in effect as of immediately prior to a Change of Control or, if more favorable, as of any time thereafter.

ARTICLE V

Severance Payments

SECTION 5.01. In lieu of any other severance compensation or benefits to which the Executive may otherwise be entitled under any plan, program, policy or arrangement of the Company, the Severance Agreement or any other agreement between the Executive and the Company (which compensation and benefits the Executive hereby expressly waives to the extent the Executive receives the compensation and benefits provided for hereunder), the Company shall pay the Executive, in addition to the payments and benefits described in Article IV, the payments described in this Article V (the “Severance Payments”) upon the termination of the Executive’s employment within two years following a Change of Control, unless such termination is (a) by the Company for Cause or due to the Executive’s Disability, (b) by reason of the Executive’s death, or (c) by the Executive without Good Reason. The Executive’s employment shall be deemed to have been terminated following a Change of Control by the Company without Cause or by the Executive with Good Reason if (i) the Executive is requested by the Company to terminate the Executive’s employment after a Change of Control, (ii) the Executive’s employment is terminated prior to a Change of Control without Cause at the direction of a person or entity who has entered into an agreement with the Company the consummation of which will constitute a Change of Control or (iii) if the Executive terminates the Executive’s employment prior to a Change of Control with Good Reason (determined by treating an Impending Change of Control as a Change of Control in applying the definition of Good Reason) if the circumstance or event which constitutes Good Reason occurs at the direction of such person or entity. Any termination of Executive’s employment in respect of which the Executive is entitled to Severance Payments is referred to as a “Qualifying Termination”.

SECTION 5.02. In the event of a Qualifying Termination, the Company shall provide the Executive with a lump sum severance payment in an amount equal to two times the sum of (a) the Executive’s then current base salary (without regard to any reduction that gave rise to Good Reason) plus (b) the greater of (i) the average bonus earned by the Executive in respect of the three most recently completed calendar years prior to the Qualifying Termination and (ii) the Executive’s target annual bonus (without regard to any reduction that gave rise to Good Reason) for the year in which the Qualifying Termination occurs six months and a day after a Qualifying Termination.

SECTION 5.03. In the event of a Qualifying Termination, the Company shall pay the Executive a lump sum cash amount equal to the Executive’s target annual bonus (without regard to any reduction that gave rise to Good Reason) for the year in which the Qualifying Termination occurs, multiplied by a fraction, the numerator of which is the number of days elapsed in such year through the date of termination, and the denominator of which is 365, payable six months and a day following the Qualifying Termination.

SECTION 5.04. In the event of a Qualifying Termination, the Executive and the Executive’s family shall receive continued provision of the Company’s standard group employee insurance coverages (e.g. health, dental, disability, and life), as elected by the Executive and as in effect as of immediately prior to a Change of Control or, if more favorable, as of any time thereafter, for a period (the “Company-Paid Coverage Period”) that commences upon the Qualifying Termination and ends upon the earlier of (i) the expiration of two years thereafter, or (ii) the date that the Executive becomes covered under another employer’s group health, dental, disability or life insurance plans that provide the Executive with benefits not less favorable than those being provided to the Executive and the Executive’s family members as of immediately prior to a Change of Control or, if more favorable, as of any time thereafter; provided, however, that if the continuation of any or all of such insurance coverages are not permitted under the terms of the Company’s group insurance plans, the Company shall arrange for the provision of substantially equivalent insurance coverages to be provided under alternative plans or arrangements that provide such coverages on substantially the same terms and at a cost to the Executive that is not greater than that incurred by the Executive (determined on an after-tax basis) immediately prior to a Change of Control or, if more favorable, at any time thereafter. Notwithstanding the foregoing, in the event any such coverage is unavailable or otherwise commercially impracticable, the Company may (but is not required to) satisfy its obligation under this Section 3.01(b) by paying to the Executive the cost of such coverage if it were available, as determined in good faith by the Company. For purposes of Title X of the Consolidated Budget Reconciliation Act of 1985 (“COBRA”), the date of the “qualifying event” for the Executive and the Executive’s family members shall be the date of the Executive’s employment termination; provided, however, that such date shall be the date on which the Executive loses coverage if the applicable group health plan provides for such treatment. To the extent any medical, dental, prescription drug, or other health benefits (collectively, the “Medical Benefits”) that may be required to be provided by the Company during the Company-Paid Coverage Period that are provided under a so-called “self-insured” benefit plan which is subject to Section 105(h) of the Code shall be structured so that on or about the first day of each month for which coverage is to be provided the Company shall pay to the Executive an amount in cash sufficient (taking into account applicable taxes) to cover the applicable premium for the Medical Benefits coverage for that month. The Executive’s premium payments to the Company for Medical Benefits shall be due on the last day of the month to which the coverage relates. The parties intend that the first 18 months of Medical Benefits coverage shall be exempt from the application of Section 409A, and that any remaining payments by the Company for Medical Benefits shall be considered in compliance with Section 409A.

ARTICLE VI

Treatment of Stock Awards on and after a Change of Control

SECTION 6.01. The vesting of the Executive’s Stock Awards shall be accelerated solely by reason of a Change of Control only if the surviving corporation or acquiring corporation following a Change of Control refuses to assume or continue the Executive’s Stock Awards or to substitute similar Stock Awards for those outstanding immediately prior to the Change of Control. If the Executive’s Stock Awards are so continued, assumed or substituted and at any time after the Change of Control the Executive’s employment is terminated by the Company without Cause or the Executive for Good Reason, then the vesting and exercisability of all unvested Stock Awards held by the Executive shall be accelerated in full and any reacquisition rights held by the Company with respect to a Stock Award shall lapse in full, in each case, upon such termination. By signing this Agreement, the Executive waives any greater rights to accelerated vesting with respect to the Stock Awards that the Executive may currently have under any plan, agreement, arrangement or policy (written or unwritten) with the Company or any of its subsidiaries or affiliates, and agrees to cooperate with the Company in executing amendments or consents to further the intent and purposes of this Section 6.01. Enforcement of the terms of this Section 6.01 shall survive termination of this Executive Termination Agreement.

ARTICLE VII

Conditions to Severance Benefits and Accelerated Vesting of Stock Awards

SECTION 7.01. The Executive’s entitlement to receive the Severance Payments and accelerated vesting of Stock Awards under Section 6.01 due to a Qualifying Termination shall be conditioned upon the Executive having complied to the best of the Executive’s abilities with the commitments contained in Sections 3.01 and 3.02 and the conditions set forth in Section 7.02. In the event of a Qualifying Termination, the Executive shall be deemed to have so complied if the Executive shall have complied to the best of the Executive’s abilities with the requirements of those Sections until the time of the Executive’s discharge or resignation.

SECTION 7.02. Conditions. Severance Payments and accelerated vesting of Stock Awards under Section 6.01 are subject to the Executive’s:

(a) compliance with the provisions of Article IX hereof and Article V of the Severance Agreement;

(b) delivery to the Company of an executed Agreement and General Release (the “General Release”), which shall be executed substantially in the form attached hereto as Exhibit B (with such changes therein or additions thereto as needed under then applicable law to give effect to its intent and purpose) within 21 days of presentation thereof by the Company to the Executive; and

(c) delivery to the Company of a resignation from all offices, directorships and fiduciary positions with the Company, its affiliates and employee benefit plans.

SECTION 7.03. If the Executive fails to materially comply with any obligation or covenant under Section 5.02 of the Severance Agreement or is subsequently determined to have terminated employment for Cause under Section 11.02 below, the Company’s obligations to make any additional payments or provide any additional benefits or other rights or entitlements to Executive pursuant to any provision of this Agreement shall immediately cease and Executive shall be required to immediately repay to the Company all amounts theretofore paid or otherwise provided to Executive pursuant to Sections 5.02 and 5.03 of this Executive Termination Agreement. The Company may recover amounts under this Section 7.03 by set-off from any amounts otherwise due to Executive under any other plan, program or arrangement if the Executive fails to make any required repayment within 15 business days after written demand to the Executive.

ARTICLE VIII

Section 4999 Excise Tax

SECTION 8.01. If any payments, rights or benefits (whether pursuant to the terms of this Executive Termination Agreement or any other plan, arrangement or agreement of Executive with the Company or with any person affiliated with the Company and whether or not the Executive’s employment has then terminated (the “Payments”)) received or to be received by Executive will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), then the Company shall pay to Executive an amount in addition to the Payments (the “Gross-Up Payment”) as calculated below. The Gross Up Payment shall be in an amount such that, after deduction of any Excise Tax on the Payments and any federal, state and local income and employment tax and Excise Tax on the Gross Up Payment, but before deduction for any federal, state or local income and employment tax on the Payments, the net amount retained by the Executive shall be equal to the Payments.

SECTION 8.02. The process for calculating the Excise Tax, determining the amount of any Gross-Up Payment and other procedures relating to this Article VIII are set forth in Exhibit C attached hereto. For purposes of making the determinations and calculations required herein, the Consultant may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code, provided that the Consultant shall make such determinations and calculations on the basis of “substantial authority” (within the meaning of Section 6662 of the Code) and shall provide opinions to that effect to both the Company and Executive.

ARTICLE IX

Post-Employment Obligations

SECTION 9.01. As an inducement to the Company to provide the payments and benefits to the Executive hereunder, the Executive acknowledges and agrees that in the event that the Executive’s employment is terminated by reason of a Qualifying Termination, the Executive shall be subject to the provisions set forth in Article V of the Severance Agreement, in the same manner as if his employment had terminated prior to a Change of Control and Executive had received severance benefits under such Severance Agreement. For avoidance of doubt, this Article IX shall survive termination of this Executive Termination Agreement.

ARTICLE X

Successors; Binding Agreement

SECTION 10.01. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Executive Termination Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Executive Termination Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive’s employment for Good Reason after a Change of Control, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

SECTION 10.02. This Executive Termination Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

ARTICLE XI

Termination Procedures

SECTION 11.01. Notice of Termination. After a Change of Control, any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Article XI hereof.

SECTION 11.02. Termination of Employment for Cause. Any termination of employment for Cause shall be made by written notice setting forth in detail all acts or omissions upon which the Board is relying for such termination.

SECTION 11.03. Dispute Concerning Termination. If the party receiving the Notice of Termination notifies the other party within thirty (30) days after the date such Notice of Termination is given that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided, however, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. The Company shall continue to pay the Executive the Executive’s full compensation in effect when the notice giving rise to the dispute was given and continue the Executive as a participant in all compensation, benefit and insurance plans in which the Executive participated when the Notice of Termination was given (without regard to any reductions that gave rise to Good Reason) until the dispute is finally resolved in accordance with this Section. Amounts paid under this Section are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement. In addition, for purposes of determining whether any Qualifying Termination has occurred, the date a Notice of Termination is given pursuant to this Section shall be deemed the date of the Executive’s Qualifying Termination.

ARTICLE XII

Notices

SECTION 12.01. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile, (c) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive: at the address (or to the facsimile number) shown on the records of the Company.

To the Company:

Millipore Corporation

290 Concord Road

Billerica, MA 01821

Attention: Clerk

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

ARTICLE XIII

Legal Fees and Expenses

SECTION 13.01. The Company also shall pay to the Executive all legal fees and expenses incurred by the Executive in good faith as a result of a termination of employment which entitles the Executive to the Severance Payments (including all such fees and expenses, if any, incurred in disputing any such termination) or in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder. Such payments shall be made within five business days after delivery of the Executive’s written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

ARTICLE XIV

No Mitigation and No Offset

SECTION 14.01. The amounts payable to the Executive hereunder shall be absolutely owing, and not subject to reduction or mitigation as a result of employment by the Executive elsewhere after the Executive’s employment with the Company is terminated.

SECTION 14.02. There shall be no right of set-off or counterclaim in respect of any claim, debt or obligation against any payments to the Executive, the Executive’s dependents, beneficiaries or estate, provided for in this Agreement.

ARTICLE XV

Amendment or Modification; Waiver

SECTION 15.01. No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver shall be authorized by the Board or any authorized committee of the Board and shall be agreed to in writing, signed by the Executive and by an officer of the Company thereunto duly authorized; provided, however, that either the Board or the Committee may amend this Agreement at any time as necessary to comply with applicable laws and regulations without the Executive’s written consent prior to a Change of Control; provided, further, however, that (1) the Company’s unilateral power to amend this Agreement shall be limited to technical, ministerial, and regulatory requirements generally applicable to all public company officers, and (2) no such amendment would constitute Good Reason as presently defined by this Agreement. Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a subsequent breach of such condition or provision or a waiver of a similar or dissimilar provision or condition at the same time or at any prior or subsequent time.

ARTICLE XVI

Governing Law; Submission to Jurisdiction

SECTION 16.01. The validity, interpretation, construction performance and enforcement of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts without giving effect to the principles of conflict of laws thereof.

SECTION 16.02. (a) Except as otherwise specifically provided herein, the Executive and the Company each hereby irrevocably submits to the exclusive jurisdiction of federal and state courts in the Commonwealth of Massachusetts with respect to any disputes or controversies arising out of or relating to this Agreement. The parties undertake not to commence any suit, action or proceeding arising out of or relating to this Agreement in a forum other than a forum described in this Section 16.02(a); provided, however, that nothing herein shall preclude the Company from bringing any suit, action or proceeding in any other court for the purposes of enforcing any judgment obtained by the Company and, in such event, the Executive hereby irrevocably submits to the jurisdiction of such other court.

(b) The agreement of the parties to the forum described in Section 16.02(a) is independent of the law that may be applied in any suit, action, or proceeding and the parties agree to such forum even if such forum may under applicable law choose to apply non-forum law. The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in an applicable court described in Section 16.02(a), and each party agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. The parties agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any suit, action or proceeding brought in any applicable court described in Section 16.02(a) shall be conclusive and binding upon the parties and may be enforced in any other jurisdiction.

(c) Each party hereto irrevocably consents to the service of any and all process in any suit, action or proceeding arising out of or relating to this Agreement by the mailing of copies of such process to such party at such party’s address specified in Article XII.

ARTICLE XVII

General Provisions

SECTION 17.01. The Company and the Executive intend that the benefits and payments described in this Agreement shall comply with, or be exempt from, the requirements of Section 409A of the Code (“Section 409A”). The Company shall in no event be obligated to indemnify the Executive for any taxes or interest that may be assessed by the IRS pursuant to Section 409A of the Code.

SECTION 17.02. This Executive Termination Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company.

SECTION 17.03. No right or interest to or in any payments shall be assignable by the Executive; provided, however, that this provision shall not preclude the Executive from designating one or more beneficiaries to receive any amount that may be payable after the Executive’s death and shall not preclude the legal representative of the Executive’s estate from assigning any right hereunder to the person or persons entitled thereto under the Executive’s will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to the Executive’s estate.

SECTION 17.04. No right, benefit or interest hereunder shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void and of no effect.

SECTION 17.05. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect to the fullest extent permitted by law. The Executive agrees that in the event that any court of competent jurisdiction shall finally hold that any provision of this Agreement (whether in whole or in part) is void or constitutes an unreasonable restriction against the Executive, such provision shall not be rendered void but shall be deemed to be modified to the minimum extent necessary to make such provision enforceable for the longest duration and the greatest scope as such court may determine constitutes a reasonable restriction under the circumstances.

SECTION 17.06. This Agreement supersedes and replaces the Executive Termination Agreement dated November 18, 2003 and any and all prior severance agreements (but expressly excluding the Severance Agreement) between the Company and the Executive entered into before the date of this Agreement (the “Prior Agreements”). By signing this Agreement, the Executive acknowledges that the Prior Agreements are terminated and cancelled, and releases and discharges the Company from any and all obligations and liabilities heretofore or now existing under or by virtue of such Prior Agreements, it being the intention of the parties hereto that this Agreement effective immediately shall supersede and be in lieu of the Prior Agreements. By signing this Agreement, the Executive further acknowledges that this Executive Termination Agreement shall supersede and replace any rights the Executive may have had to an enhancement of any supplemental retirement benefits under the Supplemental Retirement Savings Plan for Key Employees of Millipore Corporation on a termination of the Executive’s employment. It is specifically acknowledged by the Company that this Agreement does not supersede the Severance Agreement.

SECTION 17.07. The Company may withhold from any amounts payable under this Agreement such Federal, state, local, foreign or other taxes as are required to be withheld pursuant to any applicable law or regulation.

SECTION 17.08. The headings of this Agreement are inserted for convenience only and neither constitute a part of this Agreement nor affect in any way the meaning or interpretation of this Agreement. When a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. If there is any inconsistency between this Executive Termination Agreement and any other agreement (including but not limited to any option, stock, long-term incentive or other equity award agreement), plan, program, policy or practice (collectively, “Other Provision”) of the Company the terms of this Executive Termination Agreement shall control over such Other Provision.

SECTION 17.09. This Executive Termination Agreement may be executed in one or more counterparts (including via facsimile), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 17.10. The language used in this Executive Termination Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto. Neither the Executive nor the Company shall be entitled to any presumption in connection with any determination made hereunder in connection with any arbitration, judicial or administrative proceeding relating to or arising under this Agreement.

SECTION 17.11. The Executive represents and warrants to the Company that the Executive has the legal right to enter into this Executive Termination Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms and that the Executive is not a party to any agreement or understanding, written or oral, which could prevent the Executive from entering into this Executive Termination Agreement or performing all of the Executive’s obligations hereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

MILLIPORE CORPORATION

By:	/s/ Martin D. Madaus
Name:	Martin D. Madaus
Title:	President and Chief Executive Officer

/s/ Jeffrey Rudin
Jeffrey Rudin

Date: 9/10/07

EXHIBIT A

DEFINITIONS

“Cause” means any of the following:

(a) repeated and documented failure or refusal, without proper legal cause, to perform the duties and responsibilities of the Executive’s position;

(b) the Executive’s conviction, indictment or entering into a guilty plea or a plea of no contest (or their procedural equivalent) for any felony or other crime with respect to which imprisonment is reasonably likely;

(c) the Executive’s misappropriation or embezzlement of funds or property belonging to the Company;

(d) the appropriation (or attempted appropriation) of a material business opportunity of the Company, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company;

(e) the Executive’s engaging in activities that constitute a material breach or violation of any of the terms of this Agreement or Employee Code of Conduct (including its Rules of Conduct) dated as of October 26, 2006, and as may be awarded from time to time;

(f) chronic absenteeism not caused by Disability;

(g) engaging in sexual harassment in violation of applicable federal, state or local laws or the Company’s employment policies; or

(h) controlled substance abuse, alcoholism or drug addiction that interferes with or affects the Executive’s responsibilities to the Company or that reflects negatively upon the Company’s integrity or reputation.

The Executive shall have a reasonable period of time (but in no event less than 15 days) to cure any material breach described in paragraph (e) above; provided, however, that the Board shall not be required to provide the Executive an opportunity to cure a material breach under paragraph (e) above if it reasonably determines that such breach is not capable of being cured. Cause does not include any act or omission of which any member of the Board who is not a party to such act or omission has had actual knowledge for at least six (6) months. Any notice to terminate the Executive employment for Cause must state that the Board finds in good faith that (1) the Executive is guilty of conduct constituting Cause, specifying the details of such conduct, and (2) solely with respect to a material breach under paragraph (e), that either (x) the Executive failed to timely cure such breach to the Board’s reasonable satisfaction, or (y) such breach was not capable of being cured.

“Change of Control” shall mean the first to occur of the following events, provided that such event is not a Management Buyout:

(a) any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (a) shall not be deemed to be a Change of Control if such event results from any of the following: (i) the acquisition of Company Voting Securities by the Company or any of its subsidiaries, (ii) the acquisition of Company Voting Securities by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, (iii) the acquisition of Company Voting Securities by any underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) the acquisition of Company Voting Securities pursuant to a Non-Qualifying Transaction (as defined in paragraph (c) below);

(b) individuals who, as of the date hereof, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof, whose election or nomination for election was endorsed (either by a specific vote or by approval of the proxy statement of the Company in which such individual is named as a nominee for director, without written objection to such nomination) by a vote of at least a majority of the directors who were, as of the date of such approval, Incumbent Directors, shall be an Incumbent Director; provided, however, that no individual initially appointed, elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be an Incumbent Director; or

(c) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving (i) the Company or (ii) any of its wholly owned subsidiaries pursuant to which, in the case of this clause (ii), Company Voting Securities are issued or issuable (any event described in the immediately preceding clause (i) or (ii), a “Reorganization”) or (iii) the sale or other disposition of all or substantially all of the assets of the Company to an entity that is not an affiliate of the Company (it being understood that this clause (iii) will only be triggered upon a sale of assets having a total gross fair market value equal to or more than 40% of the total gross fair market value of all the Company’s assets immediately before such acquisition) (a “Sale”), unless immediately following such Reorganization or Sale: (A) more than 50% of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of (x) the entity resulting from such Reorganization, or the entity which has acquired all or substantially all of the assets of the Company (in either case, the “Surviving Entity”), or (y) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of more than 50% of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of the Surviving Entity (the “Parent Entity”), is represented by Company Voting Securities that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Reorganization or Sale), (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Entity or the Parent Entity) is or becomes the beneficial owner, directly or indirectly, of 30% or more of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of the outstanding voting securities of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) and (C) at least a majority of the members of the board of directors (or similar officials in the case of an entity other than a corporation) of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) following the consummation of the Reorganization or Sale were, at the time of the approval by the Board of the execution of the initial agreement providing for such Reorganization or Sale, Incumbent Directors (any Reorganization or Sale which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(d) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, if any person becomes the beneficial owner of 30% or more of the combined voting power of Company Voting Securities solely as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding, such increased amount shall be deemed not to result in a Change of Control; provided, however, that if such person subsequently becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change of Control shall then be deemed to occur.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” means Millipore Corporation and, for purposes of the definition of “Cause” shall include its subsidiaries and affiliates.

“Consultant” shall have the meaning set forth in Exhibit C of this Agreement.

“Date of Termination”, with respect to any purported termination of the Executive’s employment after a Change of Control, means (a) if the Executive’s employment is terminated for Disability, 30 days after Notice of Termination is given (provided that the Executive has not returned to the performance of the Executive’s duties on a full-time basis during such 30-day period), (b) if the Executive’s employment is terminated by the Company for any reason other than Disability or by the Executive for any reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company shall not be less than 30 days, and in the case of a termination by the Executive shall not be more than 60 days, respectively, from the date such Notice of Termination is given) or (c) if the Executive dies, the Executive’s date of death (without any requirement that a Notice of Termination be provided), subject in each case to Section 11.02.

“Disability” means if, for physical or mental reasons, the Executive is unable to perform the Executive’s duties under this Agreement for 120 consecutive days, or 180 days during any twelve-month period, as reasonably determined by the Board.

“Excise Tax” shall mean any excise tax imposed under Section 4999 of the Code.

“Good Reason” shall mean the occurrence (without the Executive’s express written consent) after a Change of Control of any one of the following acts by the Company, or failures by the Company to act, unless such act or failure to act is corrected in accordance with the procedures described below:

(a) the assignment to the Executive of any duties inconsistent with the Executive’s status as Corporate Vice President and General Counsel of the Company or a substantial diminution in the nature or status of the Executive’s responsibilities from those in effect immediately prior to the Change of Control (for the avoidance of doubt, a change in reporting relationships shall not be considered a substantial diminution in the nature or status of the Executive’s responsibilities);

(b) a reduction by the Company in the Executive’s annual base salary and/or the level of the Executive’s target bonus under the Company’s annual bonus plan, in each case as in effect as of immediately prior to a Change of Control or as the same may be increased from time to time;

(c) the Company’s requiring the Executive to be based anywhere outside a fifty mile radius of the Company’s offices at which the Executive is based as of immediately prior to a Change of Control (or any subsequent location at which the Executive has previously consented to be based) except for required travel on the Company’s business to an extent that is not substantially greater than the Executive’s business travel obligations as of immediately prior to a Change of Control or, if more favorable, as of any time thereafter, or, in the event the Executive consents to any such relocation of the Executive’s offices, the failure by the Company to provide the Executive with all of the benefits of the Company’s relocation policy, if any, as in effect as of immediately prior to a Change of Control or, if more favorable as of any time thereafter;

(d) the failure by the Company to pay to the Executive any portion of the Executive’s current compensation (for purposes of this paragraph (d), “current compensation” shall mean the Executive’s annual base salary and the awards earned pursuant to the Company’s annual bonus plan, in each case as in effect as of immediately prior to a Change of Control or as the same may be increased from time to time) or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company as in effect as of immediately prior to a Change of Control or, if more favorable, as of any time thereafter, within seven days of the date such compensation is due;

(e) the failure by the Company to continue in effect any short-term and long-term cash compensation and stock-based compensation plan in which the Executive participates as of immediately prior to a Change of Control or, if more favorable, as of any time thereafter, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis not less favorable, both in terms of the amount of benefits provided and the level of the Executive’s participation relative to other participants as existed as of immediately prior to a Change of Control or, if more favorable, as of any time thereafter;

(f) the failure by the Company to continue to provide the Executive with benefits no less favorable in the aggregate than those enjoyed by the Executive under any of the Company’s life insurance, medical, health and accident, or disability plans in which the Executive was participating as of immediately prior to a Change of Control or, if more favorable, as of any time thereafter, (ii) the taking of any action by the Company which would directly or indirectly reduce any of such benefits or deprive the Executive of any fringe benefit enjoyed by the Executive as of immediately prior to a Change of Control or, if more favorable, as of any time thereafter, or (iii) the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect as of immediately prior to a Change of Control or, if more favorable, as of any time thereafter; provided, however that this paragraph shall not be construed to require the Company to provide the Executive with a defined benefit pension plan if no such plan is provided to similarly situated executive officers of the Company; or

(g) any purported termination of the Executive’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 11.01, and, for purposes of this Agreement, no such purported termination shall preclude the Executive from claiming Good Reason hereunder.

The Executive’s right to terminate the Executive’s employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive will be deemed to have waived the Executive’s rights relating to circumstances constituting Good Reason if the Executive has not provided to the Company a written Notice of Termination within ninety (90) days following the Executive’s knowledge of circumstances constituting Good Reason. If the condition giving rise to Good Reason is capable of being corrected, the Company shall have 30 days during which it may remedy the condition to the reasonable satisfaction of the Executive.

“Gross-Up Payment” shall have the meaning set forth in Section 8.01 of this Agreement.

“Impending Change of Control” means the occurrence of any event or circumstance which gives rise to a threat or a likelihood of Change of Control, whether or not supported or approved by the Company’s management or the Board, provided that an Impending Change of Control shall be deemed to have occurred if:

(a) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change of Control;

(b) the Company or any person (as defined for purposes of a Change of Control), publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change of Control;

(c) any person (other than any person described in paragraph (a)(i), (ii) or (iii) of the definition of a Change of Control) (i) who is the beneficial owner, as of the date hereof, directly or indirectly, 15% or more of the combined voting power of the Company Voting Securities, increases such person’s beneficial ownership of Company Voting Securities or (ii) who beneficially owns, as of the date hereof, directly or indirectly, less than 15% of the combined voting power of the Company Voting Securities, becomes the beneficial owner of 15% or more of the combined voting power of the Company Voting Securities; or

(d) the Board adopts a resolution to the effect that, for purposes of this Agreement, an Impending Change of Control has occurred.

Notwithstanding the foregoing, if any person becomes the beneficial owner of an additional amount of the combined voting power of Company Voting Securities solely as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding, such increased amount shall be deemed not to result in an Impending Change of Control; provided, however, that if such person subsequently becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, an Impending Change of Control shall then be deemed to occur.

Any determination made by the Board that an event constituting an Impending Change of Control has occurred shall be final and binding if such determination is made by the Board in good faith.

“Management Buyout” shall mean an event or transaction which would otherwise constitute a Change of Control (a “Transaction”) if, in connection with the Transaction, the Executive, members of the Executive’s immediate family, and/or the “Executive’s Affiliates” (as defined below) participate, directly or beneficially, as an equity investor in, or have the option or right to acquire, whether or not vested, equity interests of, the acquiring entity or any of its Affiliates (the “Acquiror”) having a percentage interest therein greater than three percent. For purposes of the preceding sentence, a party shall not be deemed to have participated as an equity investor in the Acquiror by virtue of (i) obtaining beneficial ownership of any equity interest in the Acquiror as a result of the grant to the party of an incentive compensation award under one or more incentive plans of the Acquiror (including, but not limited to, the conversion in connection with the Transaction of incentive compensation awards of the Company into incentive compensation awards of the Acquiror), on terms and conditions substantially equivalent to those applicable to other employees of the Company at a comparable level as such party immediately prior to the Transaction, or at other peer group life science companies customarily referenced as such in the Company’s proxy statement disclosures, after taking into account normal differences attributable to job responsibilities, title and the like, or (ii) obtaining beneficial ownership of any equity interest in the Acquiror on terms and conditions substantially equivalent to those obtained in the Transaction by all other shareholders of the Company or (iii) the party’s interests in any tax-qualified defined benefit or defined contribution pension or retirement plan in which such party or any family member is a participant or beneficiary. The “Executive’s Affiliates “ at any time consist of any entity in which the Executive and/or members of the Executive’s immediate family then own, directly or beneficially, or have the option or right to acquire, whether or not vested, greater than 10% of such entity’s equity interests, and all then current directors and executive officers of the Company who are members of any group, that also includes the Executive, a member of the Executive’s immediate family and/or any such entity, in which the members have agreed to act together for the purpose of participating in the Transaction. The Executive’s immediate family consists of the Executive’s spouse, parents, children and grandchildren.

“Notice of Termination” shall mean a notice which indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. A Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board (excluding the Executive for such purpose) at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive’s conduct constituted Cause, and specifying the particulars thereof in detail.

“Payments” shall have the meaning set forth in Section 8.01 of this Agreement.

“Period of Employment” shall mean the period beginning upon the occurrence of an Impending Change of Control (or, if a Change of Control occurs prior to any Impending Change of Control, upon a Change of Control) and ending at the close of business on the 180th day subsequent to any Change of Control (or, if earlier, the date on which the Board determines that there is no longer any threat or likelihood of a Change of Control).

“Qualifying Termination” shall have the meaning given such term in Section 5.01, For avoidance of doubt, a suspension of the Executive’s title and authority while on administrative leave due to a reasonable belief that the Executive has engaged in misconduct, whether or not the suspected misconduct constitutes Cause for employment termination, shall not be considered a constructive termination of employment.

“Severance Agreement” shall mean that certain Officer Severance Agreement, dated as of the date hereof, between the Executive and the Company.

“Severance Payments” shall have the meaning given such term in Section 5.01.

“Stock Award” means stock options, restricted stock, stock appreciation rights, phantom stock and any other similar award initially issued to the Executive before, on or after the date of this Agreement but before a Change of Control that has its value based on the Company’s common stock.

EXHIBIT B

FORM OF RELEASE AGREEMENT

AGREEMENT AND GENERAL RELEASE

Millipore Corporation, its affiliates, parents, subsidiaries, divisions, successors and assigns in such capacity, and the current, future and former employees, officers, directors, trustees and agents thereof (collectively referred to throughout this Agreement as “Employer”), and                                      (“Executive”), the Executive’s heirs, executors, administrators, successors and assigns (collectively referred to throughout this Agreement as “Employee”) agree:

1. Last Day of Employment. Executive’s last day of employment with Employer is                                     . In addition, effective as of DATE, Executive resigns from the Executive’s position as                                      and will not be eligible for any benefits or compensation after                     , other than as specifically provided in Article IV, Article V and Section 6.01 of the Executive Termination Agreement between Employer and Executive dated                                      (the “Executive Termination Agreement”). The Executive further acknowledges and agrees that, after DATE, the Executive will not represent the Executive as being a director, employee, officer, trustee, agent or representative of Employer for any purpose. In addition, effective as of DATE, Executive resigns from all offices, directorships, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, Employer or any benefit plans of Employer. These resignations will become irrevocable as set forth in Section 3 below.

2. Consideration. The parties acknowledge that this Agreement and General Release is being executed in accordance with Section 7.02(b) of the Executive Termination Agreement.

3. Revocation. Executive may revoke this Agreement and General Release for a period of seven (7) calendar days following the day Executive executes this Agreement and General Release. Any revocation within this period must be submitted, in writing, to Employer and state, “I hereby revoke my acceptance of our Agreement and General Release.” The revocation must be personally delivered to Employer’s                                                      , and postmarked within seven (7) calendar days of execution of this Agreement and General Release. This Agreement and General Release shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Boston, Massachusetts, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

4. General Release of Claim. Subject to the full satisfaction by the Employer of its obligations under the Severance Agreement, Employee knowingly and voluntarily releases and forever discharges Employer from any and all claims, causes of action, demands, fees and liabilities of any kind whatsoever, whether known and unknown, against Employer, Employee has, has ever had or may have as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:

•	Title VII of the Civil Rights Act of 1964, as amended;

•	The Civil Rights Act of 1991;

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	The Employee Retirement Income Security Act of 1974, as amended;

•	The Immigration Reform and Control Act, as amended;

•	The Americans with Disabilities Act of 1990, as amended;

•	The Age Discrimination in Employment Act of 1967, as amended;

•	The Older Workers Benefit Protection Act of 1990;

•	The Worker Adjustment and Retraining Notification Act, as amended;

•	The Occupational Safety and Health Act, as amended;

•	The Family and Medical Leave Act of 1993;

•	Any wage payment and collection, equal pay and other similar laws, acts and statutes of the Commonwealth of Massachusetts;

•	Any other federal, state or local civil or human rights law or any other local state or federal law, regulation or ordinance;

•	Any public policy, contract, tort, or common law; or

•	Any allegation for costs, fees, or other expenses including attorneys fees incurred in these matters.

Notwithstanding anything herein to the contrary, the sole matters to which the Agreement and General Release do not apply are: (i) Employee’s express rights to accrued vested benefits under any other employee benefit plan, policy or arrangement maintained by Employer or under COBRA (the “Accrued Amounts”); (ii) Employee’s rights under the provisions of the Executive Termination Agreement which are intended to survive termination of employment; or (iii) the Employee’s rights as a stockholder.

5. No Claims Permitted. Employee waives Executive’s right to file any charge or complaint against Employer arising out of Executive’s employment with or separation from Employer before any federal, state or local court or any state or local administrative agency, except where such waivers are prohibited by law.

6. Affirmations. Employee affirms Executive has not filed, has not caused to be filed, and is not presently a party to, any claim, complaint, or action against Employer in any forum. Employee further affirms that the Executive has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to Executive, except for the Accrued Amounts. The Employee also affirms Executive has no known workplace injuries.

7. Cooperation; Return of Property. In accordance with Section 5.10 of the Severance Agreement, Employee agrees to reasonably cooperate with Employer and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during Executive’s employment in which Executive was involved or of which Executive has knowledge. Employee represents that Executive has complied with Section 5.08 of the Severance Agreement regarding the return of property.

8. Governing Law and Interpretation. This Agreement and General Release shall be governed and conformed in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflict of laws provisions. In the event Employee or Employer breaches any provision of this Agreement and General Release, Employee and Employer affirm either may institute an action to specifically enforce any term or terms of this Agreement and General Release. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and should the provision be incapable of being modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect. Nothing herein, however, shall operate to void or nullify any general release language contained in the Agreement and General Release.

9. No Admission of Wrongdoing. Employee agrees neither this Agreement and General Release nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission by Employer of any liability or unlawful conduct of any kind.

10. Amendment. This Agreement and General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.

11. Entire Agreement. This Agreement and General Release sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties; provided, however, that notwithstanding anything in this Agreement and General Release, the provisions in the Executive Termination Agreement which are intended to survive termination of the Executive’s employment, such as under Article IX, shall survive and continue in full force and effect. Employee acknowledges Executive has not relied on any representations, promises, or agreements of any kind made to Executive in connection with Executive’s decision to accept this Agreement and General Release.

EMPLOYEE HAS BEEN ADVISED THAT EXECUTIVE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND GENERAL RELEASE AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE.

EMPLOYEE AGREES ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THE SUMS AND BENEFITS SET FORTH IN THE SEVERANCE AGREEMENT, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EXECUTIVE HAS OR MIGHT HAVE AGAINST EMPLOYER.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

MILLIPORE CORPORATION

By:

Name:	[NAME]
Title:
Date:

EXECUTIVE

Date:

EXHIBIT C

TAX GROSS-UP PAYMENT RULES AND PROCEDURES

1. Subject to Paragraph 3 below, all determinations required to be made under Section 8.02 of this Agreement, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by an accounting firm (the “Consultant”) selected in accordance with Paragraph 2 below. The Consultant shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the event that results in the potential for an excise tax liability for the Executive, which could include but is not limited to a Change of Control and the subsequent vesting of any cash payments or awards, or the Executive’s termination of employment, or such earlier time as is required by the Company. The initial Gross-Up Payment, if any, as determined pursuant to this Paragraph 1, shall be paid on the Executive’s behalf to the applicable taxing authorities within five (5) days of the receipt of the Consultant’s determination. If the Consultant determines that the Executive is not subject to Excise Tax, it shall furnish the Executive with a written report indicating that the Executive has substantial authority not to report any Excise Tax on the Executive’s federal income tax return. Any determination by the Consultant shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Consultant hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Paragraph 3 below and Executive thereafter is required to make a payment or additional payment of any Excise Tax, the Consultant shall determine the amount of the Underpayment that has occurred and any such Underpayment, increased by all applicable interest and penalties associated with the Underpayment, shall be promptly paid by the Company to or for the benefit of Executive. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes on earned income at the highest marginal rate of taxation in the state and locality of Executive’s residence on the Date of Termination, (or the date of the Change of Control if the Executive is subject to Excise Tax prior to the issuance of a Notice of Termination) net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

2. The Consultant shall be a nationally recognized public accounting firm, benefits consultant or law firm proposed by the Company and agreed upon by the Executive. If Executive and the Company cannot agree on the firm to serve as the Consultant within ten (10) days after the date on which the Company proposed to Executive an entity to serve as the Consultant, then Executive and the Company shall each select one and those two firms shall jointly select the entity to serve as the Consultant within ten (10) days after being requested by the Company and Executive to make such selection. The Company shall pay the Consultant’s fee.

3. Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than fifteen (15)

business days after Executive knows of such claim and the Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the period ending on the date that any payment of taxes with respect to such claim is due or the thirty day period following the date on which Executive gives such notice to the Company, whichever period is shorter. If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order effectively to contest such claim, and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including attorneys fees and any additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation of the foregoing provisions of this Paragraph 3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect to such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax and income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other authority.

4. If, after the receipt by Executive of an amount advanced by the Company pursuant to Paragraph 3 above, Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of Paragraph 3), promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).

5. Any Gross-Up Payment required to be paid hereunder shall be paid no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Executive pays the Excise Tax to which the Gross-Up Payment relates to the United States Internal Revenue Service or other applicable taxing authority.